Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES THE HIRING OF ROBERT BEZAN AS VICE PRESIDENT OF PLANNING & ANALYSIS

New York, NY -  April 30, 2013 - Rand Logistics, Inc. (Nasdaq:RLOG) (“Rand”) today announced the hiring of Robert (Bob) Bezan for the newly created position of Vice President of Planning & Analysis at its subsidiary, Lower Lakes Towing Ltd. This position was created in response to our recent fleet expansions and to enable us to capitalize on future growth opportunities. In this role, Bob will be responsible for all operational planning and analysis activities for the Company. Bob has spent the last 14 years at Algoma Central Corporation and Seaway Marine Transport serving in similar capacities.

Scott Bravener, the President of Lower Lakes, commented “We are very pleased to add an executive with Bob’s level of Great Lakes experience to our senior management team. In this newly created role, Bob will be primarily focused on refining our existing performance metrics and monitoring fleet data to optimize our asset utilization and contract performance. This will enhance the earnings potential of our vessels.”

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 8, 2012.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act -- which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, and the Canada Coasting Trade Act -- which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Contact:

Rand Logistics, Inc.
Laurence S. Levy, Chairman & CEO
Edward Levy, President
(212) 644-3450

-OR-

INVESTOR RELATIONS COUNSEL
Lesley Snyder
(212) 863-9413
LSnyder@randlogisticsinc.com